Exhibit 5.1

OPINION OF WACHTELL, LIPTON, ROSEN & KATZ

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

[            ], 2013

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, IN 47710

Ladies and Gentlemen:

We have acted as special counsel to Berry Plastics Group, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July [    ], 2013, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to [                    ] shares of common stock, par value $0.01 per share of the Company to be sold by the selling shareholders named in the Registration Statement (the “Shares”) (together with any additional shares that may be registered by the selling shareholders on a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act). In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving this opinion, we have examined the Registration Statement and the form of Underwriting Agreement between the Company, the selling stockholders parties thereto and the underwriters named therein (the “Underwriting Agreement”) filed as Exhibit 1.1 to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and the selling stockholders and certificates or comparable documents of public officials and of officers and representatives of the Company and the selling stockholders.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,